Exhibit 99.1

NEWS RELEASE	Contact:
Tim T. Esaki
(808) 665-5480
tesaki@kapalua.com

MAUI LAND & PINEAPPLE REPORTS 2017 NET INCOME OF $10.9 MILLION

KAPALUA RESORT, Hawaii, February 23, 2018 (BUSINESS WIRE) --

Maui Land & Pineapple Company, Inc. (NYSE: MLP) reported net income of $10.9 million, or $0.57 per share, for 2017. This compares to net income of $21.8 million, or $1.15 per share, for 2016. The Company reported revenues of $24.4 million and $47.4 million for 2017 and 2016, respectively.

For the fourth quarter of 2017, the Company recognized a net loss of $0.9 million or $(0.05) per share. For the fourth quarter of 2016, the Company recognized net income of $7.4 million or $0.39 per share. Operating revenues totaled $2.5 million and $20.3 million during the fourth quarters of 2017 and 2016, respectively.

The Company did not have any real estate sales during the fourth quarter of 2017.

“With the significant pay down of our debt in early 2017, it marked the culmination of a more than five-year process of restructuring our business,” stated Warren H. Haruki, Chairman and CEO. “The starting point had MLP with over $135 million of bank loans, with almost all of our assets pledged as collateral, and loan covenants which severely restricted our ability to finance our development efforts and operations. As part of this process, we selectively sold non-core assets, retired 99% of our bank debt, and were able to secure long-term financing capabilities. These moves provide the foundation and liquidity we need to achieve sustained growth for MLP in the future.”

Additional Information

Additional information with respect to Maui Land & Pineapple Company, Inc. and our 2017 operating results will be available on our Form 10-K filed with the Securities and Exchange Commission and our website www.mauiland.com.

About Maui Land & Pineapple Company, Inc.

Maui Land & Pineapple Company, Inc. develops, sells, and manages residential, resort, commercial, agricultural and industrial real estate. The Company owns approximately 23,000 acres of land on Maui and manages properties, utilities, and a nature preserve at the Kapalua Resort.

MAUI LAND & PINEAPPLE COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF NET INCOME (LOSS)

AND COMPREHENSIVE INCOME

	Years Ended December 31,		Three Months Ended December 31,
	2017	2016	2017	2016
	(in thousands except per share amounts)		(in thousands except per share amounts)
OPERATING REVENUES
Real estate
Sales	$13,681	$36,000	$-	$18,000
Commissions	894	1,116	294	240
Leasing	5,527	5,324	1,218	752
Utilities	3,153	3,345	750	806
Resort amenities and other	1,122	1,579	256	549
Total Operating Revenues	24,377	47,364	2,518	20,347

OPERATING COSTS AND EXPENSES
Real estate
Cost of sales	579	6,188	-	5,214
Other	878	1,272	241	148
Leasing	2,444	2,971	727	594
Utilities	1,892	2,325	425	416
Resort amenities and other	1,033	947	245	274
General and administrative	2,515	2,204	792	506
Share-based compensation	1,319	984	254	243
Depreciation	1,756	1,984	460	498
Pension and other post-retirement expenses	871	5,019	265	4,708
Total Operating Costs and Expenses	13,287	23,894	3,409	12,601

OPERATING INCOME (LOSS)	11,090	23,470	(891)	7,746
Interest expense	(190)	(1,656)	(38)	(329)
NET INCOME (LOSS)	10,900	21,814	(929)	7,417
Pension, net of income taxes of $0	2,041	6,372	1,429	4,891
COMPREHENSIVE INCOME	$12,941	$28,186	$500	$12,308

NET INCOME (LOSS) PER COMMON SHARE--BASIC AND DILUTED	$0.57	$1.15	$(0.05)	$0.39